Exhibit 99.1

Contact:	Frederick W. Boutin, CEO Robert T. Fuller, CFO Gregory J. Pound, COO 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES QUARTERLY DISTRIBUTION

Thursday, January 8, 2015	Immediate Release

Denver, Colorado — TransMontaigne Partners L.P. (NYSE:TLP) announced today that it declared a distribution of $0.665 per unit for the period from October 1, 2014 through December 31, 2014.  This distribution is payable on February 6, 2015 to unit holders of record on January 30, 2015.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations primarily in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website: www.transmontaignepartners.com .

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1670 Broadway • Suite 3100 • Denver, CO  80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  P. O. Box 5660 • Denver, CO  80217-5660

www.transmontaignepartners.com